Exhibit 5.1

OPINION RE: LEGALITY

G A R Y    S T E V E N    F I N D L E Y    &    A S S O C I A T E S

Gary Steven Findley*	A PROFESSIONAL CORPORATION	Telephone
Thomas Q. Kwan	ATTORNEYS AT LAW	(714) 630-7136
Laura Dean-Richardson		Telecopier
Debra L. Barbin	1470 NORTH HUNDLEY STREET	(714) 630-7910
	ANAHEIM, CALIFORNIA 92806	(714) 630-2279

*	A Professional Corporation

September 12, 2013

Plumas Bancorp

35 S. Lindan Avenue

Quincy, CA 95971

Re:	Registration Statement on Form S-8

Gentlemen:

At your request, we have examined the form of Registration Statement to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, for the offer and sale, pursuant to the Plumas Bancorp 2013 Stock Option Plan (“Plan”), of 500,000 shares of Plumas Bancorp no par value common stock (“Common Stock”). We are familiar with the actions taken or to be taken in connection with the authorization, issuance and sale of the Common Stock.

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

It is our opinion that, subject to said proceedings being duly taken and completed as now contemplated before the issuance of the Common Stock, said Common Stock, will, upon the issuance and sale thereof in accordance with the Plan referred to in the Registration Statement, be legally and validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Respectfully submitted,

GARY STEVEN FINDLEY & ASSOCIATES

By:	/s/ Gary Steven Findley
Gary Steven Findley
Attorney at Law

GSF:bl